Exhibit 99.1

For Immediate Release	Contact:	Todd Atenhan
813-749-2100
813-855-4745 (Fax)
investor.relations@cryo-cell.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR FIRST QUARTER 2005

Company Reports Net Income, Increased Revenues, and Strong Cash Position

SOLID FINANCIAL PERFORMANCE CONTINUES AS COMPANY PROCEEDS WITH

STRATEGIC PLAN

Oldsmar, FL – April 5, 2005 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”) today announced consolidated revenues of approximately $3.3 million for the first quarter ended February 28, 2005, compared to approximately $2.6 million for the first quarter ended February 29, 2004. The 27% revenue increase over the same 2004 period is primarily attributable to the effects of successfully implemented price increases during 2003 and 2004 for newly enrolling clients, as well as the overall increase in customer base over the prior year. These price increases began to have a positive impact on revenues in the third quarter 2003 and have continued through the first quarter of 2005.

Net income in the first quarter of 2005 was approximately $179,000, or $.02 per common share – basic, compared to net income of approximately $214,000, or $.02 per common share – basic, in the first quarter 2004. The Company’s operating income in the first quarter of 2005 was approximately $267,000 compared to operating income of approximately $272,000 in the first quarter 2004. The slight 2% decrease in operating income year-over-year is attributable to a 36% increase in cost of sales and a 32% increase in marketing, general and administrative expenses in the 2005 period versus the 2004 period, partially offset by a 27% increase in revenue, as described earlier. The increase in expenses is a result of the Company’s strategic plan to build the infrastructure to enhance existing production procedures and quality systems in the processing of cord blood specimens at the Company’s new state-of-the-art, current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility in Oldsmar, Florida. The Company also deployed a new customer database, new network infrastructure and implemented plans to expand sales and marketing initiatives. Despite the investments in the new facility, operating infrastructure and information systems, the Company’s cash increased approximately $377,000 over the fourth quarter 2004. As of February 28, 2005, the Company had approximately $6.3 million in available cash, cash equivalents, marketable securities and other investments, which represent a 75% increase over the first quarter of 2004, and no long-term debt. First quarter 2005 enrollments, an indicator of future revenue levels, increased approximately 20% over fourth quarter 2004 levels.

The Company also recognized approximately $105,000 in licensee income in the first quarter of 2005, compared to approximately $77,000 in the first quarter 2004. Licensee income principally consisted of income recognized from royalty income earned on the subsequent processing and storage of specimens in geographic areas where the Company has licensing agreements and from the sale of sub-licenses by licensees.

“We are pleased that CRYO-CELL has reported a profitable first quarter of 2005. The Company continues to make significant progress in accordance with the stated priorities of our strategic plan to accelerate growth and to achieve industry-leading technological and operational excellence, with a keen focus on process automation.” said Mercedes Walton, CRYO-CELL’s Chairman and interim Chief Executive Officer. “The Company’s substantial investment in our new state-of-the-art facility, advanced systems and operational infrastructure has established CRYO-CELL in a formidable competitive position, well ahead of emerging regulatory standards that will have industry-wide impact.”

“Notwithstanding expected quarterly fluctuations in net income due to increased expense associated with operating a cGMP/cGTP-compliant facility, in addition to planned increases in marketing and sales spending,” Ms. Walton continued, “we anticipate that our strategic investment in our business, combined with our sustainable success in operational execution, will continue to impact unit growth and profitability.”

About CRYO-CELL International, Inc.

Based in Oldsmar, Florida, CRYO-CELL is the world’s largest U-Cord® stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. With over 75,000 clients, CRYO-CELL is accredited by the American Association of Blood Banks (AABB) and operates in a newly constructed state-of-the-art current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility.

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol ... CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.